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                                                                    EXHIBIT 10.9


                                                              ASSOCIATED OCTEL


Mr D Kerrison
York House
Ripley
Nr Harrogate
North Yorkshire
HG3 3AY

13 May 1996

Dear Mr Kerrison

Further to your discussions with Mr R B McDonald, Dr L D Simpson and Mr M Roberts of Great Lakes Chemical Corporation of Great Lakes Boulevard, West Lafayette, USA ("GLCC"), I have pleasure in confirming an offer of employment with The Associated Octel Company Limited (the "Company") to begin on 13 May 1996 and your continuous employment for the purpose of calculating statutory employment rights shall run from such date. You will be employed as Managing Director, located at the Company's Ellesmere Port Work, at a basic salary of (pound)175,002 per annum having been appointed a Director of the Company by resolution. You will also be appointed a Vice-President of GLCC. Your salary will be reviewed annually by the Board of Directors of GLCC (the Company's ultimate controlling parent company).

In your capacity as Managing Director of Octel you will report to Dr L Donald Simpson, Senior Vice-President of GLCC.

Upon commencement of employment you will be awarded 7,000 options in the stock of GLCC subject to approval by the Board of Directors of GLCC. Thereafter you will be eligible for consideration for stock options in accordance with the normal policy and practice of GLCC.

You will participate in the GLCC 1996 Management Incentive Compensation Plan at a target bonus level of 35% of your annual base salary. Your bonus opportunity may be as high as 52.5% of your annual base salary. Your 1996 bonus will be prorated based on the number of complete months you are employed by the Company during 1996 beginning 1 June 1996.

You will be provided with details of both the Stock Option Plan and the Management Incentive Compensation Plan after you commence employment, together with a statutory statement of the terms and conditions of employment.


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Following your acceptance of the Company's offer detailed in this letter and upon commencement of employment, arrangements will be made to pay you a one off lump sum payment of (pound)25,000.

This will be paid to you in your first payroll month and will be subject to tax and National Insurance deductions where applicable. This payment will be in addition to your base salary. This offer of employment is subject to the Company's receipt of a medical report following examination acceptable to the Company and the receipt of at least two satisfactory references.

The offer in this letter assumes your unconditional acceptance in full of the Company's terms and conditions of employment, which, unless otherwise expressed in this letter, are as set out in Part 1 of the enclosed copy of the Company Staff Handbook and which it is expressly agreed are fully incorporated into your contract of employment, save where the contrary is expressed herein.

Duties

You shall during your employment:

a) perform the duties and exercise the powers which the Board of Directors of the Company or GLCC may from time to time properly assign to you in connection with the business of the Company, or in connection with the business of any Associated Company;

b) in the absence of any specific directions from the Board of Directors of the Company or GLCC (but subject always to the Memorandum & Articles of Association of the Company) have the general control and management of the business of the Company;

c) comply with the Memorandum & Articles of Association of the Company and the requirements of any subsidiary related documents thereto;

d) comply with the requirements of the Company and GLCC under the Partnership Agreement of Octel Associates (a partnership in which GLCC have a controlling interest whose other partners are effectively Chevron, Mobil, British Petroleum and Texaco and for which the Company acts as Managing Agent), and of any subsidiary related documents thereto;

e) not knowingly permit yourself or the Company to act in a manner contrary to the interests of the Company or GLCC or the duties cast on the Company by the corporate or partnership documents referred to in sub-paragraphs (c) and (d) above; and

f) do all in your power to promote, develop and extend the business and protect and further the interests of the Company and the Associated Companies.



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You shall work in any place within Europe or the United States of America which the Company or GLCC may reasonably require for the proper performance and exercise of your duties and powers. You will be required to travel overseas on the business of the Company or GLCC.

Without prejudice to your right as Director to exercise discretion in acting at all times in the best interests of the Company, you may not, without the advance express approval of the Company or GLCC (including through the delegated powers of the President, Chief Executive Officer and Senior Vice-President responsible for the Petroleum Additives Business Unit), undertake to make significant and substantial arrangements of material importance to the Company including (but not limited to) the following:

a)   acquire, sell, mortgage, rent or let companies or property;

b) make single investments exceeding any authority as stipulated from time to time by the Board of Directors of the Company or GLCC;

c) establish subsidiaries, participate in other companies, establish branches or offices; or

d) establish or execute an employment contract between the Company and a third party having an annual value of emoluments exceeding (pound)40,000.

Generally, you shall comply with the delegation of authority as issued from time to time by the GLCC Chief Executive Officer's office as it similarly applies to other GLCC Business Units and Associated Companies and their Officers.

In this letter, "Associated Company" shall mean GLCC, or a subsidiary of the Company or GLCC, or any other company which is for the time being a holding company of the Company or other subsidiary of GLCC (or such other holding company) and "Associated Companies" shall mean two or more such companies.

Office of Director

During your employment you shall not, without GLCC's prior express consent:

a)   voluntarily resign as a Director of the Company;

b) voluntarily do or refrain from doing any act whereby your office as a Director of the Company or of any Associated Company is or becomes liable to be vacated; or

c) do anything which would cause you to be disqualified from continuing to act as a Director of the company or of any Associated Company, as it is a requirement of your employment that you are a Director of the Company.

Hours of Work



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You shall work a minimum of 38 hours per week Monday to Friday and generally such other hours and at other times as are necessary to fulfil your duties and obligations without additional pay or other benefits for such further hours worked.

Sick Pay

You will be paid during any period of absence due to material personal incapacity (such payment being inclusive of statutory sick pay) as set forth in the Company Staff Handbook.

Holiday Entitlement

You will be entitled to 30 days annual holiday in each full holiday year which shall run from 1 March to 28 (or 29) February each year. You entitlement in the first year until 28 February 1997 will be 23 days holiday.

BUPA Membership

You will be offered membership of the Company's BUPA Bulk Scheme for yourself and your wife on a non-contributory basis. The current taxable benefit arising from the Company's contribution is (pound)674 per annum. Membership can be extended to cover any unmarried children under 21 years of age, on a contributory basis, at the current monthly rate of (pound)14.04. The Scheme is renewable on 1 July 1996. The Company reserves the right to alter the private health insurance provider and the benefits afforded by such insurance and the terms on which it is offered.

Termination of Contract

Your employment shall continue until terminated upon written notice by you or by the Company of not less than 12 months, provided that such notice may not be given by either party (except as otherwise provided in this letter) until 13 May 1997.

Your employment as Managing Director shall terminate automatically in the event of your resigning as a Director of the Company without the approval of GLCC. In such event you agree to forego any claim for damages against GLCC or the Company.

Your employment may also be terminated by the Company without notice or payment in lieu of notice if you are guilty of gross default, misconduct or material breach of the terms of your employment in relation to the Company or any Associated Company; or if you are made bankrupt, enter into a deed or arrangement with creditors, convicted of an arrestable offence (other than minor road traffic offences), disqualified from holding office because of wrongful trading under the Insolvency Act 1986, or if you become of unsound mind or a patient under the Mental Health Acts or as otherwise set forth in this letter.

Upon termination you will forthwith resign all Directorships of Associated Companies. Should you fail to do so the Company Secretary is hereby irrevocably authorised as your


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attorney to sign such documents and do such tasks as are necessary to effect the resignation of your Directorships as are necessary.

Garden Leave

Should the Company give you notice it may require you to continue working or undertake such other work as it may direct or request you not to report for work during the notice period. If requested not to report to work you will continue to receive your contractual benefits until the date of termination or other date by mutual agreement. Alternatively, the Company reserves the right to terminate your employment without notice, but in such event the Company shall pay you a sum equal to the value of the contractual net remuneration and benefits you would have received during the notice period had you continued working.

No Other Employment

During your employment with the Company until termination including any period of Garden Leave, you agree that you will not be employed by or concerned in the business of any other person, firm or company (other than holding shares constituting less than 1% of a company quoted on any recognised stock exchange). You will devote your whole time and attention to the business of the Company and GLCC (unless prevented by incapacity).

Pension Plan

As you are probably aware, the UK Finance Act of 1989 introduced a Pension Cap for employees who join a pension plan after June 30th 1989. This cap would limit your pension benefit under any new employers' pension plan. In your case your benefits from the Company Pension Plan would be based on a current pensionable salary of (pound)82,200 p.a. (earnings cap). This earnings cap is reviewed by the Government in April each year.

Should you elect to join the Company Pension Plan on taking up your employment the calculation of your contributions will take no account of the earnings cap. On your retirement the Company will ensure that your pension benefits will be augmented or supplemented so that the total pension in respect of your pensionable service with Octel will be calculated using a formula of 1/40th for each year of service. In all other respects the Rules of the Company's Pension Plan will apply.

The Company will determine the means of providing any benefits not paid by the Pension Plan.

Competition

Without prejudice to any existing or separate agreement between you and the Company or GLCC you agree to be bound by each of the following separate covenants which are intended to be distinct and severable one from another:

a) for a period of 18 months after the termination of your employment you shall not be in competition with the business in which the Company or GLCC were engaged during the


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     12 month period prior to the termination of your employment and in which you have been directly concerned, or, whether in person or by any agent or proxy, be involved in the manufacturing, dealing or selling of either bromine related compounds or lead alkyl additives for gasoline and other fuel additives; and in particular will not be employed by or otherwise involved in any capacity in the lead alkyl business of either Alcor Chemie AG, Novoktan GmbH, Ethyl Corporation or Syntez (an organisation currently based in Russia which manufactures and sells such products), or any person, firm, or company acting as agent for the same or any person, firm or company who are the successors in title to the lead alkyl additives business interests of the same; and



b) without prejudice to a) above, for a period of 12 months after termination of your employment you shall not be involved whether directly or indirectly, in competition with the Company in soliciting business of the sort in which the Company was engaged during the 9 months prior to termination of your employment, from or dealing with, or carrying out work for, or supplying any products to, any person, firm or company, which was a customer or client of the Company, or prospective client or customer of the Company, with whom the Company had dealings during the 9 months prior to the termination of your employment and with whom you have been directly concerned.

The parties agree that each of the covenants set out in (a) and (b) above are separate, severable and enforceable, and whilst the restrictions are considered by the parties to be reasonable, it is acknowledged that restrictions of such nature may be invalid because of changes in circumstances or unforeseen reasons and accordingly if any of the restrictions shall be adjudged to be void or ineffective for whatever reason, but would be adjudged valid and effective if part of the wording of the restrictions were deleted or the periods reduced, they shall apply with such modifications as may be necessary to make them valid and effective.

Company Car

The Company shall during the continuance of the Agreement provide a motor car deemed by the Company to be suitable in relation to your position within the Company. Any motor car so provided shall remain the property of the Company which shall pay the Vehicle Excise Duty, insurance premiums and certain running expenses thereof including maintenance and repair.

You shall be permitted to use the motor car for your own private purposes subject to such rules as shall exist from time to time which will include a requirement that you shall pay for petrol and oil for private motoring.


You shall take good care of the car and ensure that the provisions and conditions of any insurance policy relating to it are observed. You shall return the car and keys to the Company at its registered office or such other place as the Company may reasonably nominate immediately upon the termination of your employment however arising.

Relocation


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The Company will assist you in relocating yourself and your family to an area suitable for your place of work in Ellesmere Port. This will include reasonable expenses not exceeding an amount which will be notified to you for house hunting, legal fees and initial temporary accommodation for yourself. You will also receive a disturbance allowance of up to (pound)14,500 to assist with incidental costs incurred as a consequence of your relocation, such as payments for modification or replacement of essential fixtures, fittings, furniture, carpets and curtains. This allowance may not be claimed until completion of the purchase of the property. Original VAT receipts must be produced to claim reimbursements for these items. Requests for payments should be made within six months of the completion date through Manager, Employee Relations.


Further detailed discussions will take place with you with a view to reaching agreement regarding assistance with the sale of your existing property and purchase of a new one through the use of the Octel Homesale Plan. A brochure broadly outlining this has already been provided.

Expenses


You shall be entitled to be reimbursed expenses wholly, exclusively and necessarily incurred by yourself in or about the performance of your duties of your employment. Claims for reimbursement of such expenses are to be made in accordance with the expense account policy as stipulated by the Company from time to time.

Holiday Gift and Overseas Travel Allowances

With reference to Sections 7 and 23 of the Staff Handbook respectively, please note that you are not entitled to Holiday Gift or the Overseas Travel Allowances.

GLCC Antritrust Policy

Please read both copies of the GLCC Antitrust Policy enclosed herewith which forms part of this letter and the terms of your employment. By signing this letter you are deemed to unconditionally accept this Policy. Confidentiality Agreement Please read and sign as your unconditional acceptance both copies of the Company and GLCC Confidentiality Agreement enclosed herewith which forms part of this letter and the terms of your employment. Please note that you are deemed to agree that Articles 7 and 8 of the Confidentiality Agreement shall be deleted and replaced by the following new Article 7:


"7. This Agreement shall be governed and construed in all respects in accordance with English law and the parties hereby submit to the non-exclusive jurisdiction of the English Courts. " GLCC Code of Ethical Conduct


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Please read and sign as your unconditional acceptance both copies of the GLCC
Code of Ethical Conduct enclosed herewith which forms part of this letter and the terms of your employment.

General

Your contract of employment will be governed by English law and you and the Company and GLCC submit to the non-exclusive jurisdiction of the English Courts. It contains our entire understanding and supersedes all previous arrangements relating to your proposed employment by the Company.

Should there be other matters which need clarification, then please do not hesitate to contact me.

Yours sincerely,



L.D. Simpson
Managing Director
for and on behalf of the Company and Great Lakes Chemical Corporation


Should you wish to accept our offer, would you please sign the duplicate of this letter, together with EITHER the enclosed Pension Plan Membership Application Form OR Waiver Form and one signed copy each of the Great Lakes Chemical Corporation Policy on Antitrust, the Code of Ethical Conduct and the Confidentiality Agreement. Your joining instructions are enclosed and we look forward to you joining the Company.

SIGNED                                                     DATED:
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